UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2009

ModusLink Global Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23262	04-2921333
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1100 Winter Street
Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

(781) 663-5001

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 30, 2009, ModusLink Corporation, SalesLink LLC and SalesLink Mexico Holdings Corp. (collectively, the “Borrowers”), each a direct or indirect wholly owned subsidiary of ModusLink Global Solutions, Inc. (the “Company”), entered into the Amended and Restated Waiver Agreement (the “Amended Waiver”) to Second Amended and Restated Loan and Security Agreement with Bank of America, N.A. (as successor by merger to LaSalle Bank National Association) and RBS Citizens, National Association (f/k/a/ Citizens Bank of Massachusetts) (collectively, the “Lenders”), as amended to date (the “Loan Agreement”).

As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2008, on December 9, 2008, the Borrowers entered into a Waiver Agreement (the “Waiver”) to the Loan Agreement with the Lenders. As of October 31, 2008, the Borrowers were not in compliance with one of the financial covenants in the Loan Agreement. Under the Waiver, the Lenders waived such financial covenant default. The Waiver required that borrowings under the revolving credit facility of the Loan Agreement be approved by the Lenders until such time as the financial covenants are modified to reflect the current economic conditions. In the event the financial covenants were not modified to the satisfaction of the Lenders in their sole discretion by January 31, 2009, then an Event of Default under the Loan Agreement would exist. The Amended Waiver extends the deadline for the modification from January 31, 2009 to February 28, 2009. All other terms of the Amended Waiver remain substantially the same as under the Waiver.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The exhibit listed in the Exhibit Index below is filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ModusLink Global Solutions, Inc.

Date: February 3, 2009	By:	/s/ Steven G. Crane
Steven G. Crane
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Waiver Agreement to Second Amended and Restated Loan and Security Agreement by and among ModusLink Corporation, SalesLink LLC, SalesLink Mexico Holdings Corp., the lenders party thereto, Bank of America, N.A. (as successor by merger to LaSalle Bank National Association) and RBS Citizens, National Association (f/k/a/ Citizens Bank of Massachusetts).